Exhibit 2.3

FINAL VERSION

FORM OF

TRANSITION SERVICES AGREEMENT

by and between

PFIZER INC.

and

UPJOHN INC.

Dated as of [●]

-i-

-ii-

EXHIBITS

Exhibit A — Services
Exhibit B — Excluded Services
Exhibit C — Terms of Access for Information Systems and Software
Exhibit D — Form of Local Country Agreement

-iii-

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●] (the “Effective Date”), is by and between Pfizer Inc., a Delaware corporation (“Pluto”), and Upjohn Inc., a Delaware corporation (“Spinco”) (each, a “Party” and together, the “Parties”).

R E C I T A L S

WHEREAS, Pluto and Spinco have entered into a Separation and Distribution Agreement, dated as of July 29, 2019 (the “Separation Agreement”), pursuant to which Pluto and Spinco have agreed to separate the Spinco Business from the Pluto Business so that, as of the Distribution Date, the Spinco Business is held by members of the Spinco Group and the Pluto Business is held by members of the Pluto Group (the “Separation”);

WHEREAS, after the Separation, Spinco shall become a standalone publicly traded company, pursuant to the terms of the Separation Agreement and a Business Combination Agreement, dated as of July 29, 2019 (the “Business Combination Agreement”), by and among Pluto, Spinco, Mylan N.V., a public company with limited liability incorporated under the laws of the Netherlands, and certain of their Affiliates; and

WHEREAS, in order to provide for an orderly transition from the Spinco Business operating as a division of Pluto to operating as a standalone publicly traded company, Pluto and Spinco have agreed to enter into this Agreement, pursuant to which Pluto shall provide, or shall cause the applicable members of the Pluto Group or, to the extent permitted hereunder, third parties to provide, to Spinco and the applicable members of the Spinco Group certain services on an interim basis after the Effective Date, subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignee Party” has the meaning set forth in Section 4.1(c).

“Assigning Party” has the meaning set forth in Section 4.1(c).

“Baseline Period” means the period from January 1, 2019 to the Effective Date.

“Breaching Party” has the meaning set forth in Section 7.2.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Compliance Concern” has the meaning set forth in Section 2.11(a).

“Consent” has the meaning set forth in Section 2.6.

“Cost-Plus Charge” has the meaning set forth in Section 3.1(c).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Excluded Services” has the meaning set forth in Section 2.1(a).

“Extension Charge” has the meaning set forth in Section 3.1(d).

“Force Majeure” has the meaning set forth in Section 9.14.

“Information Systems” means (a) computer systems, servers, workstations, routers, hubs, switches, data communications networks (other than the Internet) and other information technology equipment used to create, store, transmit, exchange or receive information, voice or data and (b) documentation, user manuals, and training manuals documenting the functionality or use of any of the foregoing.

“Initial Service Period” means, with respect to any Service, an initial term of twenty-four (24) months or any shorter or longer period of time otherwise specified in Exhibit A under the heading “Service Period” applicable to such Service.

“Intellectual Property” means all intellectual property rights throughout the world, including: (i) patents and patent applications and all related provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions and substitutions of any of the foregoing, (ii) trademarks, service marks, names, corporate names, trade names, domain names, social media names, tags or handles, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, whether or not registered or applied for registration, including common law trademark rights, (iii) copyrights and copyrightable subject matter, whether or not registered or applied for registration, (iv) technical, scientific, regulatory and other information, designs, ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), research and development, discoveries, results, creations, improvements, know-how, techniques and data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing and preclinical and clinical data), technology, algorithms, procedures, plans, processes, practices, methods, trade secrets, instructions, formulae, formulations, compositions, specifications, and marketing, pricing, distribution, cost and sales information, tools, materials, apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form whether or not listed herein, (v) Software and (vi) applications, registrations and common law rights for the foregoing.

“LCA” has the meaning set forth in Section 9.15.

“Non-Breaching Party” has the meaning set forth in Section 7.2.

“Omitted Service” has the meaning set forth in Section 2.4.

“Out-of-Pocket Costs” has the meaning set forth in Section 3.1(b).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Pluto” has the meaning set forth in the preamble to this Agreement.

“Pluto Costs” means internal and out-of-pocket costs or expenses incurred by Pluto or members of its Group that would have been incurred by any of them in the ordinary course of decommissioning or ceasing to continue conducting the Spinco Business (or any part thereof) or any of their other businesses absent the transactions contemplated by the Separation Agreement and the Business Combination Agreement, including redundancy costs, write-off costs, costs of internal archiving or decommissioning, or losses of volume benefits under third party contracts, in each case to the extent incurred as a result of such decommissioning or cessation.

“Pluto Indemnified Parties” has the meaning set forth in Section 5.1(b).

“Pluto Managed Control or Process” has the meaning set forth in Section 2.13.

“Recipient” has the meaning set forth in Section 3.2(a).

“Response Notice” has the meaning set forth in Section 2.3(b).

“Security Requirements” has the meaning set forth in Section 2.10(d).

“Senior Manager” means [●], in the case of Pluto, and [●], in the case of Spinco.

“Separation” has the meaning set forth in the recitals to this Agreement.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“Service Extension” has the meaning set forth in Section 2.5.

“Service Extension Period” has the meaning set forth in Section 2.5.

“Service Fees” has the meaning set forth in Section 3.1(a).

“Service Functional Lead” has the meaning set forth in Section 2.7.

“Service Noncompliance” has the meaning set forth in Section 2.2(a).

“Service Period” means the Initial Service Period, together with any Service Extension Periods.

“Service Taxes” has the meaning set forth in Section 3.2(b).

“Services” has the meaning set forth in Section 2.1(a).

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Business Data” has the meaning set forth in Section 4.1(b).

“Spinco Indemnified Parties” has the meaning set forth in Section 5.1(a).

“Subcontractor” has the meaning set forth in Section 2.2(b).

“Supplier” has the meaning set forth in Section 3.2(a).

“Term” has the meaning set forth in Section 7.1.

“Termination Notice” has the meaning set forth in Section 2.3(b).

“Transition Plan” has the meaning set forth in Section 2.8.

“Transition Representative” has the meaning set forth in Section 2.7.

“VAT” means (A) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (B) any other Tax of a similar nature, however denominated, to the Taxes referred to in clause (A) above, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the Taxes referred to in clause (A) above, or imposed elsewhere (including goods and services Taxes, but excluding transfer Tax, stamp duty and other similar Taxes).

“Withdrawal Notice” has the meaning set forth in Section 2.3(b).

ARTICLE II

SERVICES; STANDARD OF PERFORMANCE

Section 2.1 Services.

(a) Subject to the terms and conditions of this Agreement, beginning on the Effective Date and continuing for the duration of the applicable Service Period, Pluto shall provide, or cause to be provided, to Spinco and the applicable members of the Spinco Group the services identified in Exhibit A, as such Exhibit A may be supplemented or modified from time to time in accordance with the provisions of this Agreement (the “Services”). Notwithstanding anything to the contrary herein, the Services shall exclude any services not expressly set forth in Exhibit A (it being understood that any Omitted Services added to Exhibit A pursuant to Section 2.4 shall not be so excluded), including the services identified in Exhibit B (the “Excluded Services”). The provision to the Spinco Business of any Excluded Services shall be discontinued as of the Effective Date.

(b) The Services shall only be used by Spinco and the applicable members of the Spinco Group, and only to the extent in connection with the operation of the Spinco Business, and shall not be used by Spinco or any member of the Spinco Group for any other purpose or (except as expressly permitted in accordance with Section 2.3(d)) in any other manner (including as to scope, volume and location) than the purpose or manner in which such Services were used by Pluto and its Affiliates in connection with the operation of the Spinco Business during the Baseline Period (together with organic growth of the Spinco Business during the Term). No member of the Spinco Group shall resell, license or otherwise permit the use by any other Person of any of the Services.

(c) Pluto shall have no obligation to provide, or cause to be provided, the Services to any Person other than Spinco and the applicable members of the Spinco Group. Subject to Section 2.3(d), Pluto shall have no obligation to provide, or cause to be provided, the Services other than for the benefit of the Spinco Business, and shall not be required to provide such Services within a greater scope or in a greater volume than, or at a different location than, such Services were provided by Pluto and its Affiliates to the Spinco Business during the Baseline Period (together with organic growth of the Spinco Business during the Term). Pluto shall have no obligation to provide, or cause to be provided, the Services to the extent that any changes are made to the Spinco Business that increase in any material respect Pluto’s burden or cost with respect to the provision of such Services or that make commercially impracticable the provision of such Services, including as a result of (i) mergers, acquisitions, divestitures, consolidations, reorganizations or similar transactions or (ii) employee additions, reductions or other changes not in the ordinary course of business of the Spinco Business consistent with past practice. For clarity, the preceding sentence shall not restrict the ability of Spinco or any member of the Spinco Group to engage in any of the actions listed in the preceding sentence while receiving the Services.

Section 2.2 Standard of Performance.

(a) Pluto shall provide the Services with reasonable skill and care consistent in all material respects with the level of skill and care provided to the Spinco Business during the Baseline Period. For the purposes of this Agreement, the term “Service Noncompliance” shall mean Pluto’s failure to provide the Services in the manner set forth in this Section 2.2(a) after receipt of written notice from Spinco specifying the details of such noncompliance and Pluto’s failure to cure (if capable of being cured) such noncompliance as soon as reasonably practicable but not later than thirty (30) days after Pluto’s receipt of such notice; provided that, notwithstanding the foregoing, a Service Noncompliance shall be deemed not to occur to the extent Pluto is not able to provide the Services or cure such noncompliance as a result of (i) a Force Majeure, (ii) Spinco’s breach of this Agreement, or (iii) a Compliance Concern. Pluto shall be deemed not to be in breach of this Agreement with respect to the provision of the Services unless and until such breach constitutes Service Noncompliance.

(b) Pluto shall have the right to perform its obligations under this Agreement through one or more members of the Pluto Group, and each of the foregoing may hire third party service providers, subcontractors and consultants (each, a “Subcontractor”) to perform any of Pluto’s obligations hereunder, including to provide all or part of any Service; provided that (i) Pluto shall in all cases retain responsibility for the provision of the Services to Spinco in accordance with this Agreement and be liable for any breach by any such member of the Pluto Group or Subcontractor of the terms of this Agreement to the same extent as if such breach was committed by Pluto and (ii) Pluto’s exercise of its rights pursuant to this Section 2.2(b) shall not adversely affect the applicable Services in any material respect or increase Spinco’s costs or expenses hereunder for the applicable Services. Except as expressly provided in this Agreement, neither Pluto nor any member of the Pluto Group, nor any other Person on their behalf, makes any representations or warranties, express or implied, with respect to any Services provided by a Subcontractor.

(c) As between the Parties, except as otherwise agreed by the Parties in writing, Pluto shall have sole discretion and authority with respect to designating, employing, assigning, compensating and discharging personnel and Subcontractors in connection with the performance of the Services, and notwithstanding anything to the contrary herein, in no event shall Pluto or any member of the Pluto Group be obligated under this Agreement to retain or employ any specific personnel or Subcontractors, acquire any equipment or technology, expand or modify any facilities or incur any capital expenditures, in each case unless Pluto agrees, in its sole discretion, to do so and Spinco agrees to bear all related costs and expenses.

Section 2.3 Service Changes.

(a) Any Service may be terminated, in whole or in part, upon the mutual written consent of the Parties, and in such case, (i) the applicable Service shall terminate on the date mutually agreed upon in writing by Pluto and Spinco, (ii) Exhibit A shall be deemed amended to delete such Service as of such date and (iii) this Agreement shall be of no further force and effect with respect to such Service, except as to liabilities or obligations accrued prior to the date of termination of such Service.

(b) Any Service may be terminated, [in whole but not in part], by Spinco upon written notice (a “Termination Notice”) to Pluto at least ninety (90) days prior to such termination, and in such case, unless a Withdrawal Notice is timely delivered to Pluto as set forth below, (i) the applicable Service shall terminate on the termination date specified in the Termination Notice (or such other date mutually agreed upon in writing by Pluto and Spinco), (ii) Exhibit A shall be deemed amended to delete such Service as of such date and (iii) this Agreement shall be of no further force and effect with respect to such Service, except as to liabilities or obligations accrued prior to the date of termination of such Service; provided, however, that except as otherwise agreed by the Parties, no such notice may be given until sixty (60) days following the Effective Date. Within thirty (30) days following receipt of a Termination Notice, Pluto shall provide Spinco with written notice (a “Response Notice”) regarding (x) whether the termination of the applicable Service, in Pluto’s reasonable judgment, will require the termination or partial termination of, or otherwise affect the performance of, any other Services and (y) any Out-of-Pocket Costs that will arise from the termination of the applicable Service and any other such Services, including an estimate of the amount thereof. With respect to any Response Notice, Spinco may withdraw its Termination Notice by delivering a written notice (a “Withdrawal Notice”) to Pluto within ten (10) days following the receipt of such Response Notice from Pluto. If Spinco timely delivers a Withdrawal Notice, the Termination Notice shall be deemed withdrawn and the applicable Service shall not be affected. If Spinco does not timely deliver a Withdrawal Notice, the Termination Notice will be final, binding and irrevocable and Pluto may terminate or affect the performance of any and all Services set forth in the Response Notice in accordance with its terms, and Exhibit A shall be deemed amended accordingly. [For clarity, partial termination of a Service will be subject to the prior written consent of Pluto pursuant to Section 2.3(a).]

(c) Upon termination of a Service in whole or in part pursuant to Section 2.3(a) or Section 2.3(b), Pluto’s obligation to provide, and Spinco’s obligation to pay for, such terminated Service (or portion thereof that is terminated) beyond the specified termination date will terminate; provided that (i) Spinco shall pay Pluto (or the applicable member of the Pluto Group) for all accrued and unpaid Service Fees (and the Cost-Plus Charge and, if applicable, Extension Charge thereon) and Out-of-Pocket Costs for such terminated Service or part thereof and (ii) Spinco shall reimburse Pluto (or the applicable member of the Pluto Group) for all Out-of-Pocket Costs incurred by or on behalf of the Pluto Group in connection with such termination, in each case in accordance with Article III.

(d) If Spinco desires to (i) increase the scope or volume of any Service in any material respect beyond the scope or volume of such Service as provided by Pluto and its Affiliates to the Spinco Business during the Baseline Period (together with organic growth of the Spinco Business during the Term) or (ii) change the location at which any Service is provided from the location at which such Service was provided by Pluto and its Affiliates to the Spinco Business during the Baseline Period, Spinco shall provide a written request to Pluto for such increase in scope or volume or change in location of Service, and Spinco and Pluto shall discuss in good faith such request, including any incremental costs and expenses associated therewith. Pluto shall use commercially reasonable efforts to accommodate such request to the extent the applicable increase in scope or volume or change in location of Service (A) arises from organic growth of the Spinco Business, (B) is not requested as a result of, or otherwise in connection with, any mergers, acquisitions, divestitures, consolidations, reorganizations, or similar transactions, and (C) would not require Pluto or any member of the Pluto Group to allocate resources and capabilities to effect such increase in scope or volume or change in location of Service materially in excess of its then-current ordinary course resources and capabilities. The Parties shall amend Exhibit A to reflect such increase in scope or volume or change in location of Service, to the extent applicable. All costs and expenses incurred in providing such increase in scope or volume or change in location of Service pursuant to this Section 2.3(d) shall be borne by Spinco.

(e) It is understood and agreed that Pluto may from time to time change the manner or nature of any Service provided to Spinco if (i) Pluto is making similar changes in the performance of services similar to such Service for its Group, (ii) such changes are required by applicable Law, (iii) such changes are requested by Spinco or otherwise reasonably necessary to provide any such Service to Spinco in accordance with this Agreement, or (iv) such changes would not reasonably be expected to adversely affect in any material respect the provision of such Service. Any incremental costs and expenses incurred by or on behalf of the Pluto Group in making any such change to the Services referred to in clause (i) or (iv) of this Section 2.3(e) shall be borne solely by Pluto and no Service Fees shall be increased as a result of such incremental costs and expenses. Any incremental costs and expenses incurred by or on behalf of the Pluto Group in making any such change to the Services referred to in clause (ii) or (iii) of this Section 2.3(e) shall be borne by Spinco (and such costs and expenses shall be deemed to be Out-of-Pocket Costs hereunder).

Section 2.4 Omitted Services. If, within one hundred eighty (180) days following the Effective Date, Spinco identifies a service (an “Omitted Service”) that (a) was provided by Pluto or any of its Affiliates to the Spinco Business during the Baseline Period, (b) is reasonably necessary for the Spinco Business to operate in substantially the same manner as the Spinco Business operated during the Baseline Period, (c) is not included on Exhibit A or Exhibit B and (d) would not require Pluto or the applicable member of the Pluto Group to allocate resources or capabilities materially in excess of its then-current ordinary course resources and capabilities, the Parties shall amend Exhibit A to add such Omitted Service, and in such case, such Omitted Service will be deemed a Service hereunder; provided that Pluto shall have no obligation to provide such Omitted Service unless and until the Parties mutually agree on all terms and conditions for the provision of such Omitted Service, including the Service Period and the Service Fee for such Omitted Service, which terms and conditions shall be negotiated by the Parties in good faith.

Section 2.5 Service Extensions. If Spinco reasonably determines that it will require a Service to continue beyond the Initial Service Period for such Service, Spinco may extend such Service (a “Service Extension”) for up to two (2) six (6)-month periods (each, a “Service Extension Period”) by written notice to Pluto no less than sixty (60) days prior to the end of the Initial Service Period or first Service Extension Period, as applicable, and Pluto shall cause such Service to be provided during such Service Extension Period in accordance with the terms hereof; provided that the Extension Charge shall apply in accordance with Section 3.1(d).

Section 2.6 Third Party Terms and Conditions; Consents. Spinco hereby acknowledges and agrees that the Services provided by Pluto through Subcontractors, or using third party assets, including Intellectual Property, are subject to the terms and conditions of any applicable agreements with such third parties and subject to the receipt of any consent, authorization, order or approval of, or any exemption by, any third party (each, a “Consent”) required to be obtained by Pluto (or the applicable members of the Pluto Group or its or their Subcontractors) for the performance of Pluto’s obligations under this Agreement, which Pluto shall use its commercially reasonable efforts to obtain, and Spinco shall, and shall cause the applicable members of the Spinco Group to, reasonably cooperate with and assist Pluto (or the applicable members of the Pluto Group or its or their Subcontractors) in so obtaining; provided that neither Party shall be obligated to incur any out-of-pocket costs or expenses to obtain any such Consent; provided, further, that if any out-of-pocket costs or expenses must be incurred to pay for a Consent, or for the assignment of a license or other rights to any member of the Spinco Group, or for the purchase or licensing of any Intellectual Property or other assets to provide the Services to any member of the Spinco Group, and Spinco wishes that such Consent be obtained or such assignment, purchase or license be effected, such out-of-pocket costs and expenses shall be borne by Spinco (and the Service Fee for such Service will increase by the amount of any such costs and expenses or, in the case of any one-time costs relating to such modifications, such costs and expenses shall be deemed to be Out-of-Pocket Costs hereunder). If Pluto is unable to obtain any required Consent, or to effect any required assignments, purchases or licenses, in accordance with the preceding sentence the Parties shall use commercially reasonable efforts to (a) negotiate in good faith reasonable modifications to the Services or the provision of substitute services (which substitute services shall be deemed “Services” hereunder), such that such Consents, assignments, purchases or licenses are not required and (b) implement such modifications or substitute services (including by amending Exhibit A). Any incremental costs and expenses incurred by or on behalf of the Pluto Group with respect to such mutually agreed modifications or substitute services shall be borne by Spinco (and the Service Fee for the applicable Services will increase by the amount of any such costs and expenses or, in the case of any one-time costs relating to such modifications, such costs and expenses shall be deemed to be Out-of-Pocket Costs hereunder). Notwithstanding anything to the contrary herein, subject to Pluto complying with its obligations under this Section 2.6, Pluto will not be in breach of this Agreement or have any liability to the Spinco Group as a result of any non-performance of, or other effect upon, any applicable Services as a result of any failure to obtain any such Consent or to effect any such assignment, purchase or license. If any Consent, assignment, purchase or license is required to be obtained with respect to any third party relationship of Spinco or any member of the Spinco Group for the receipt of Services, Spinco shall be solely responsible for obtaining any such Consent, assignment, purchase or license at its sole cost and expense; provided that Pluto shall, and shall cause the applicable members of the Pluto Group to, reasonably cooperate with and assist Spinco (or the applicable members of the Spinco Group) in so obtaining.

Section 2.7 Transition Representatives. Each Party shall designate an individual to be the primary liaison between the Parties for the transition of the Spinco Business and the provision and receipt of, and the transfer of responsibility for, the Services (each, a “Transition Representative”). Each Party shall also designate individuals to be the primary representatives of such Party with respect to each of the functional areas of the Services (e.g., information technology, finance) (each, a “Service Functional Lead”). The Parties agree that any issues arising under this Agreement in relation to a particular Service will be raised first by and between the Service Functional Leads responsible for the functional area of the relevant Service before being referred to the Transition Representatives. The Transition Representatives and Service Functional Leads, or their respective designees, shall meet regularly in person, telephonically or as they otherwise agree during the Term to discuss any issues arising under this Agreement that have not been resolved by the Service Functional Leads and the need for any modifications or additions hereto. Either Party may replace its Transition Representative or any Service Functional Lead with an individual who has a comparable level of responsibility within its respective organization. Each Party shall provide written notice of its Transition Representative and Service Functional Leads to the other Party promptly following the execution of this Agreement and promptly following any changes to such Party’s Transition Representative or any Service Functional Lead, in each case in accordance with Section 9.1. The Transition Representatives and Service Functional Leads shall perform their duties in accordance with the Transition Plan.

Section 2.8 Transitional Nature of Services; Transition Plan and Assistance. The Parties hereby acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Spinco agrees to use, and to cause the applicable members of the Spinco Group to use, commercially reasonable efforts to transition each Service to its own internal organization or obtain alternate third parties to provide the Services. In connection therewith, Spinco shall develop a detailed written transition plan (as may be updated from time to time, the “Transition Plan”) which sets forth how Spinco will transition from each Service in a timely and efficient manner, in accordance with this Agreement and no later than the end of the Service Period for such Service, such that all Services have been so transitioned prior to the expiration of the Term. The Transition Plan shall include a description of Spinco’s expected end state following completion of transition activities and any reasonable assistance that Spinco expects to request from Pluto in order to achieve such expected end state (which requested assistance shall be subject to Pluto’s approval, not to be unreasonably withheld, conditioned or delayed). Spinco shall provide a draft Transition Plan to Pluto as soon as reasonably practicable following the Effective Date, but in any event no later than one hundred twenty (120) days following the Effective Date, and shall incorporate any revisions reasonably proposed by Pluto, which comments shall be provided within ninety (90) days of receipt of such draft Transition Plan. Spinco shall inform Pluto of any developments or changes (including as a result of the termination of any Services hereunder) that would reasonably be expected to impair Spinco’s ability to adhere to the Transition Plan, and shall update the Transition Plan upon Pluto’s reasonable request. Pluto shall, upon Spinco’s reasonable request, provide Spinco with assistance reasonably necessary to transition the Services to Spinco in accordance with the Transition Plan; provided that all out-of-pocket costs and expenses incurred in connection therewith shall be borne by Spinco (and such costs and expenses shall be deemed to be Out-of-Pocket Costs hereunder); provided, further, that Spinco shall be ultimately responsible for transitioning the Services. The specific transition assistance and timing thereof shall be as mutually agreed in good faith by the Parties. Such transition assistance may include providing information regarding specific Services and the systems, Software and data formats and data organization being used for such Services, coordination and other reasonable assistance with test runs of replacement systems and processes (but not development of such systems and processes), and other reasonable access to relevant information; provided that Pluto shall not be obligated to provide transition assistance that Pluto cannot provide without a material increase in its then-current ordinary course resources and capabilities, or without adversely affecting in any material respect its and the other members of the Pluto Group’s other obligations and commitments. Notwithstanding anything to the contrary herein, the foregoing assistance of Pluto is deemed to be a Service for purposes of this Agreement, and in no event shall Pluto or any member of the Pluto Group be required to provide any such assistance following the expiration of the Term.

Section 2.9 Independent Contractor. In providing the Services hereunder, Pluto, the applicable members of the Pluto Group and its and their Subcontractors shall act solely as independent contractors. Nothing herein shall constitute or be construed to be or create in any way or for any purpose a fiduciary, partnership, joint venture, joint-employer or principal-agent relationship between the Parties.

Section 2.10 Access and Cooperation; Reliance.

(a) Each Party agrees that it shall, and shall cause the applicable members of its Group to, (i) timely provide to the other Party and the applicable members of its Group (and, if applicable, its and their Subcontractors), at no cost to such other Party, reasonable access to personnel, facilities, systems, assets, information and books and records, in the case of Spinco, with respect to the Spinco Business, and in the case of Pluto, with respect to the Services, and (ii) timely provide decisions, approvals and acceptances, in the case of each of clauses (i) and (ii), as reasonably requested by such other Party in order to enable it to exercise its rights and perform its obligations under this Agreement in a timely and efficient manner.

(b) Without limiting Section 2.10(a), each Party shall, and shall cause the applicable members of its Group to, (i) cooperate with the other Party in all matters relating to the provision and receipt of the Services, (ii) use commercially reasonable efforts to minimize the expense, distraction and disturbance to each Party and (iii) perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Such cooperation shall include (A) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (B) promptly notifying the other Party of any changes to a Party’s operating environment or personnel that would reasonably be expected to affect the provision or use of the Services in any material respect, and working with the other Party to minimize the effect of such changes.

(c) In connection with the performance of this Agreement, each Party and the members of its Group (and, if applicable, its and their Subcontractors) shall be entitled to rely upon the genuineness, validity and truthfulness of any document, instrument or other writing presented by or on behalf of the other Party or any member of its Group. No member of either Party’s Group or any of its Subcontractors shall be liable for any impairment in the provision or receipt, as applicable, of any Service caused by their not receiving information, materials or access pursuant to this Section 2.10, either timely or at all, or by their receiving inaccurate or incomplete information from or on behalf of the other Party’s Group.

(d) Except as otherwise expressly set forth with respect to one or more specific Services in Exhibit A, neither Party shall have any right or be permitted to access any Information Systems or Software owned or controlled by the other Party or any member of its Group. To the extent any such access is granted to any member of a Party’s Group in connection with the provision or receipt of one or more specific Services, the accessing Party shall, and shall cause the applicable members of its Group to, comply with (i) the Information System and Software terms of access set forth in Exhibit C and (ii) the bona fide and generally applicable policies and procedures of the other Party made available to such accessing Party in writing (collectively, the “Security Requirements”).

(e) Each Party shall notify the other Party promptly after becoming aware of any actual or suspected breach of security of the other Party’s Information Systems or any accidental or unlawful destruction, loss, alteration or unauthorized disclosure of, or access to, information contained therein or any other sensitive or confidential information (including information relating to an identified or identifiable individual) supplied by or on behalf of the other Party to such Party or any member of its Group in connection with this Agreement and, in the event of any such actual or suspected breach or destruction, loss, alteration, disclosure or access, each Party shall, and shall cause the members of its Group to, reasonably cooperate with the other Party in investigating and mitigating the effect thereof.

Section 2.11 Compliance.

(a) Spinco acknowledges and agrees that Pluto shall not provide any Service to the extent that the provision of such Service by Pluto, any member of the Pluto Group or any of its or their Subcontractors, including any of the foregoing persons’ officers, directors, employees, agents or representatives, would conflict with or violate (i) any applicable Laws, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, or (ii) the bona fide and generally applicable policies or procedures of Pluto or any member of the Pluto Group. In the event that Pluto determines in good faith that the provision of a specific Service in a specific market is likely to violate clause (i) or (ii) above (a “Compliance Concern”), Pluto shall provide prompt notice to Spinco describing in reasonable detail the nature of the Compliance Concern.

(i) Pluto and Spinco shall confer in good faith to determine whether the Compliance Concern can be resolved and whether the suspension of such Service is necessary; provided that, in the event of a disagreement regarding whether such suspension is necessary, Pluto shall have the right to make the final determination. Pluto and Spinco shall pursue the mutual objective of limiting the scope and duration of any such suspension. Each Party shall take reasonable interim measures necessary to address the Compliance Concern that are requested by the other Party (e.g., by replacing a suspect intermediary or reassigning a suspect employee), and, upon request, shall provide written confirmation to the other Party that such measures have been implemented. All interim measures shall remain in place until and unless the Parties mutually agree, on the basis of their reasonable investigation, that the Compliance Concern is resolved.

(ii) In the event that any Service has been suspended under this Section 2.11(a), upon the resolution of such Compliance Concern, Pluto shall resume the provision of such Service.

(iii) Each Party shall at all times comply with all applicable Laws in connection with the exercise of its rights and performance of its obligations under this Agreement.

(b) Spinco and the applicable members of the Spinco Group shall follow the bona fide and generally applicable policies, procedures and practices with respect to the Services followed by Pluto and the applicable members of the Pluto Group that are made available to Spinco in writing and any changes to such policies, procedures and practices, in each case, from and after the date on which Spinco is notified in writing of the relevant policy, procedure or practice, including those relating to continuity of business, computer and network security measures and data encryption.

Section 2.12 Condition to Performance. Spinco acknowledges and agrees that Pluto shall not be responsible for any failure to provide the Services to the extent that such failure results from Spinco’s breach of this Agreement, including its obligations under Section 2.10, or to the extent that such failure is pursuant to a suspension of a Service that is in accordance with Section 2.11(a) or Section 9.14.

Section 2.13 Internal Audits and Testing of Pluto Managed Controls and Processes. The Parties acknowledge and agree that Pluto will, in the ordinary course of its business, audit and test certain controls, processes and procedures that relate to the Services (a “Pluto Managed Control or Process”). Pluto agrees that, to the extent required by Spinco to comply with applicable Law, Pluto will provide Spinco with reasonable access to the audit or testing documentation for any such Pluto Managed Control or Process that is material to the Spinco Business as soon as reasonably practicable following the completion of the applicable audit or testing. Notwithstanding the foregoing, Pluto’s responsibility shall be limited to providing reasonable access to audit or testing documentation it creates in the ordinary course of its business and Pluto shall have no responsibility to conduct any particular audit or testing, create any specific documentation or provide any interpretation of audit or testing results or determination of the scope, level or materiality of any potential risks or deficiencies (and, for clarity, Spinco shall be solely responsible for interpreting any such results or making any such determination). To the extent required by Spinco to comply with applicable Law, Spinco shall have the right to audit or test, or have Pluto audit or test, in each case at Pluto’s option and upon reasonable prior written notice, any Pluto Managed Control or Process. If Pluto agrees that Spinco may perform such audit or testing then, upon reasonable prior written notice to Pluto, Pluto shall permit Spinco representatives reasonable access, during regular business hours (as in effect from time to time), for purposes of such audit or testing; provided that, if any such audit or testing could result in Spinco having access to any sensitive Confidential Information of Pluto (including Tax and transfer pricing information), Pluto may require that Spinco appoint an independent third party audit firm reasonably acceptable to Pluto to conduct such audit or testing. All costs of any such audit or testing conducted by or on behalf of Spinco pursuant to this Section 2.13, including the costs of a third party audit firm, shall be borne by Spinco. Within thirty (30) days of completing such audit or testing, Spinco shall submit a report to Pluto with its findings. Any information obtained or observed by Spinco during any such audit or testing shall be subject to the confidentiality obligations contained in Article VI. For clarity, Pluto shall have no responsibility to conduct any remediation or modification of any Pluto Managed Control or Process unless a reputable and internationally recognized independent third party audit firm determines that a significant deficiency or material weakness exists with respect to such Pluto Managed Control or Process and Pluto, after considering in good faith the findings set forth in such report, agrees with such determination, and in such case Pluto shall conduct such remediation or modification at its own cost.

ARTICLE III

COMPENSATION

Section 3.1 Compensation.

(a) Spinco (or the applicable member of the Spinco Group) shall pay to Pluto (or the applicable member of the Pluto Group) (i) a monthly fee (pro rated for any partial month) for each Service provided to Spinco (or such member of the Spinco Group) hereunder in accordance with the charges for each such Service as set forth in Exhibit A (collectively, the “Service Fees”), (ii) the Cost-Plus Charge as set forth in Section 3.1(c), and (iii) the Extension Charge, if applicable, as set forth in Section 3.1(d). For the avoidance of doubt, Service Fees shall not include any severance and/or retention costs incurred by Pluto or the Pluto Group as a result of retaining the necessary employees to supply such Service to Spinco in accordance with the terms of this Agreement. Pluto or the applicable member of its Group shall bear all Pluto Costs.

(b) Spinco (or the applicable member of the Spinco Group) shall reimburse Pluto (or the applicable member of the Pluto Group) for all reasonable out-of-pocket costs and expenses, including license fees, royalties, payments to Subcontractors and third-party freight, distribution and other logistics costs, incurred by or on behalf of Pluto (or such member of the Pluto Group) in connection with (i) preparation activities to make the Services available to the Spinco Group, (ii) the provision of the Services, (iii) planning and executing the migration or transition of the Services to the Spinco Group or a Subcontractor and (iv) early termination of any Service pursuant to Section 2.3(a) or Section 2.3(b), but excluding, in the case of each of clauses (i) through (iv), any Taxes, which are the subject of Section 3.2 (collectively, “Out-of-Pocket Costs”). All Out-of-Pocket Costs shall be in addition to the Service Fees. Reasonable documentation of Out-of-Pocket Costs will be provided upon request.

(c) The Parties agree that the Service Fees shall be subject to a five percent (5%) markup each month, calculated on the monthly fee for each Service as set forth in Exhibit A (the “Cost-Plus Charge”), to reflect arms’ length pricing terms for the Services. For clarity, the Cost-Plus Charge shall be charged to and payable by Spinco (or the applicable member of the Spinco Group) in addition to the Service Fees set forth on Exhibit A.

(d) The Parties agree that the Service Fees shall be subject to an additional five percent (5%) markup each month during the first Service Extension Period and an additional ten percent (10%) markup each month during the second Service Extension Period, in each case calculated on the monthly fee for each Service as set forth in Exhibit A (the “Extension Charge”). During any Service Extension Period, the applicable Extension Charge shall be charged to and payable by Spinco (or the applicable member of the Spinco Group) in addition to the Service Fees set forth on Exhibit A and the Cost-Plus Charge. For clarity, after giving effect to the Cost-Plus Charge in Section 3.1(c) and the Extension Charge in this Section 3.1(d), the Service Fees shall be subject to a five percent (5%) markup each month during the Initial Service Period, a ten percent (10%) markup each month during the first Service Extension Period, and a fifteen percent (15%) markup each month during the second Service Extension Period, in each case calculated on the monthly fee for each Service as set forth in Exhibit A.

(e) If at any time Pluto believes that the Service Fee for a specific Service on Exhibit A is materially insufficient to compensate it (or the applicable member of the Pluto Group) for the cost of providing such Service, or Spinco believes that the Service Fee for a specific Service on Exhibit A materially overcompensates Pluto (or the applicable member of the Pluto Group) for such Service, such Party shall promptly notify the other Party, and the Parties will commence good faith negotiations toward an agreement in writing as to the appropriate course of action with respect to the Service Fee for such Service for future periods. This Article III shall not limit any other obligation of either Party and the applicable members of its Group to reimburse costs or expenses of the other Party and the applicable members of its Group pursuant to other provisions of this Agreement.

Section 3.2 Taxes.

(a) All sums payable under this Agreement are exclusive of any amount in respect of VAT. If any action of one Party (the “Supplier”) under this Agreement constitutes, for VAT purposes, the making of a supply to another Party (or a member of that Party’s Group) (the “Recipient”) and VAT is or becomes chargeable on that supply, the Recipient shall pay to the Supplier, in addition to any amounts otherwise payable under this Agreement by the Recipient, a sum equal to the amount of the VAT chargeable on that supply against delivery to the Recipient of a valid VAT invoice issued in accordance with the laws and regulations of the applicable jurisdiction.

(b) Without duplication of amounts covered by Section 3.2(a), Spinco (or the applicable member of the Spinco Group) shall be responsible for all VAT, sales, goods and services, use, gross receipts, transfer, consumption and other similar Taxes, (excluding, for clarity, Taxes imposed on net income, profits and gains and franchise Taxes), together with interest, penalties and additions thereto (“Service Taxes”), imposed by applicable taxing authorities attributable to the provision of Services to Spinco (or such member the Spinco Group) or any payment hereunder; provided that such Service Taxes are shown on a valid invoice. If Pluto or any member of the Pluto Group is required to pay any part of such Service Taxes, Pluto (or the applicable member of the Pluto Group) shall provide Spinco with evidence that such Service Taxes have been paid, and Spinco (or the applicable member of the Spinco Group) shall reimburse Pluto (or such member of the Pluto Group) for such Service Taxes. Pluto (or the applicable member of the Pluto Group) shall, upon the reasonable request of Spinco, promptly revise any invoice to the extent such invoice was erroneously itemized or categorized. Each Party shall, and shall cause the applicable members of its Group to, use commercially reasonable efforts to (i) minimize the amount of any Service Taxes imposed on the provision of Services hereunder, including by availing itself of any available exemptions from or reductions to any such Service Taxes, and (ii) cooperate with the other Party in providing any information or documentation that may be reasonably necessary to minimize such Service Taxes or obtain such exemptions or reductions. If at any time Pluto or any member of the Pluto Group receives a refund (or credit or offset in lieu of a refund) of any Service Taxes borne by Spinco or any member of the Spinco Group, then Pluto (or such member of the Pluto Group) shall promptly pay over the amount of such refund, credit or offset (net of all reasonable related out-of-pocket costs, expenses and taxes incurred in respect thereof) to Spinco (or such member of the Spinco Group), it being understood that Spinco and the applicable members of the Spinco Group shall be liable for (x) any subsequent disallowance of such refund, credit or offset and any related interest, penalties or additions thereto and (y) any reasonable out-of-pocket costs and expenses related to such disallowance.

(c) If applicable Law requires that an amount in respect of any Taxes be withheld from any payment to Pluto or any member of the Pluto Group, Spinco shall promptly notify Pluto of such required withholding and Spinco shall withhold (or cause to be withheld) such Taxes and pay (or cause to be paid) such withheld amounts over to the applicable taxing authority in accordance with the requirements of the applicable Law and provide Pluto (or such member of the Pluto Group) with an official receipt confirming such payment (where it is common practice for the applicable taxing authority to provide such a receipt). Spinco (or any member of the Spinco Group) shall not be required to “gross up” any amounts invoiced to Spinco to account for, or otherwise compensate Pluto (or any member of the Pluto Group) for, any Taxes that are required to be withheld under applicable Law. Pluto shall reasonably cooperate with Spinco to determine whether any such withholding applies to the Services, and if so, shall further cooperate to minimize applicable withholding Taxes. Each Party shall, and shall cause the applicable members of its Group to, provide the other Party and the applicable members of its Group with any reasonable cooperation or assistance as may be necessary to enable the other Party and such members of its Group to claim exemption from, or a reduction in the rate of, any withholding Taxes (including, without limitation, pursuant to any applicable double taxation or similar treaty), to receive a refund of such withholding Taxes or to claim a Tax credit therefor.

(d) Where a Party or any member of its Group is required by this Agreement to reimburse or indemnify the other Party or any member of its Group for any cost or expense (including Out-of-Pocket Costs), the reimbursing or indemnifying Party (or the applicable member of its Group) shall reimburse or indemnify the other Party (or the applicable member of its Group) for the full amount of the cost or expense, inclusive of any amounts in respect of VAT imposed on that amount to the extent properly reflected on a valid invoice, except to the extent that the reimbursed or indemnified Party reasonably determines that it (or such member of its Group), or a member of the same group as it (or such member of its Group) for VAT purposes, is entitled to credit for or repayment of that VAT from any relevant taxing authority.

(e) For purposes of this Agreement, and except as otherwise specifically provided in this Agreement, Tax matters shall be exclusively governed by the Tax Matters Agreement, and in the event of any inconsistency between the Tax Matters Agreement and this Agreement with respect to Tax matters, the Tax Matters Agreement shall control.

Section 3.3 Payment Terms. On a monthly basis by the fifth (5th) day of each month of the Term (other than the first month of the Term), Pluto shall invoice Spinco for the Service Fee for each of the Services provided in the prior month, plus the Cost-Plus Charge and, if applicable, Extension Charge for such month, and, if applicable, any Out-of-Pocket Costs incurred, which invoice shall also set forth in reasonable detail a description of the Services rendered in the applicable month. Subject to any dispute, Spinco shall pay Pluto all amounts due under any invoice within sixty (60) days from the date that Spinco receives such invoice. All such invoices shall be delivered to Spinco at [●], Attention: [●], or as Spinco shall later designate by written notice to Pluto. Any correspondence or payments concerning such invoices shall be made to Pluto at [●], Attention: [●], or as Pluto shall later designate by written notice to Spinco. Any dispute regarding invoiced amounts shall be resolved in accordance with Article VIII; provided that Spinco may withhold payment of any such amounts to the extent such amounts both (x) are disputed in good faith pending resolution of such dispute and (y) represent more than ten percent (10%) of the total amount set forth on the applicable invoice; provided further that, for the avoidance of doubt, the payment of any disputed amount that represents ten percent (10%) or less of the total amount set forth on the applicable invoice shall not result in a waiver of or otherwise prejudice Spinco’s right to dispute such amount. There shall be no right of set-off or counterclaim with respect to any claim, debt or obligation against payments to Pluto or any member of the Pluto Group under this Agreement; provided that Pluto may net any amount payable to Pluto or any member of the Pluto Group under this Agreement against any amount that Pluto or any member of the Pluto Group is obligated to pay or transmit to Spinco or any member of the Spinco Group pursuant to the Services. Unless otherwise specified by Pluto, all amounts payable by Spinco or any member of the Spinco Group to Pluto or any member of the Pluto Group under this Agreement shall be paid directly from Spinco to Pluto.

Section 3.4 Interest. Any amounts billed or otherwise invoiced or demanded and properly payable pursuant to Section 3.3 that are not paid within thirty (30) days of the due date therefor pursuant to this Agreement shall accrue interest from such due date at a rate per annum equal to the Prime Rate through the date of actual payment.

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.1 Ownership of Intellectual Property.

(a) Except as expressly provided in Section 4.1(b), no license, title, ownership or other Intellectual Property or proprietary rights are transferred to Spinco, any member of the Spinco Group or any of its or their Representatives pursuant to this Agreement, and Pluto retains all such rights, title, ownership and other interest in its Information Systems, platforms, applications and all other Software, hardware, systems and resources it uses to provide the Services. Except as expressly provided in Section 4.1(b), no license, title, ownership or other Intellectual Property or proprietary rights are transferred to Pluto, any member of the Pluto Group or any of its or their Subcontractors or other Representatives pursuant to this Agreement, and Spinco retains all such rights, title, ownership and other interest in its Information Systems, platforms, applications and all other Software, hardware, systems and resources it uses to receive the Services. Except as expressly provided in Section 4.1(b), as between the Parties, each Party shall be the sole and exclusive owner of, and nothing in this Agreement shall be deemed to grant the other Party, any member of its Group or any of its or their Representatives, any right, title, license, leasehold or other interest in or to any Intellectual Property, ideas, concepts, techniques, inventions, processes, systems, works of authorship, facilities, floor space, resources, special programs, functionalities, interfaces, computer hardware or Software, documentation or other work product developed, created, modified, improved, used or relied upon by such Party, any member of its Group or any of its or their Representatives in connection with the Services or the performance of such Party’s obligations hereunder and, for clarity, no such items shall be considered a work made for hire within the meaning of Title 17 of the United States Code.

(b) Notwithstanding anything to the contrary in Section 4.1(a), all information, records, data, reports and deliverables to the extent relating to the Spinco Business that are generated, collected, stored, processed or created by or on behalf of the Spinco Group pursuant to a Service shall be owned by Spinco (“Spinco Business Data”), except that Pluto shall own all information, records, data, reports and deliverables generated, collected, stored, processed or created in providing the Services to the extent related to the operation of the Retained Businesses or the Excluded Assets. Upon Spinco’s request, Pluto shall provide a description of any Spinco Business Data resulting from the provision of a Service. If requested by Spinco within a reasonable time following termination or expiration of this Agreement, Pluto shall use commercially reasonable efforts to deliver to Spinco, in the format then maintained by Pluto, any such Spinco Business Data in its possession and stored electronically on its Information Systems (and not previously transferred to Spinco); provided that Pluto may retain one (1) copy of such Spinco Business Data for legal and compliance purposes.

(c) To the extent that any right, title or interest in, to or under any Intellectual Property (including data) vests in either Party or its Group, by operation of law or otherwise, in contravention of Section 4.1(a) or Section 4.1(b), such Party (the “Assigning Party”) hereby assigns, and shall cause the applicable members of its Group to assign, perpetually and irrevocably, to the other Party or its designee (the “Assignee Party”) all such right, title and interest throughout the world in, to and under such Intellectual Property, free and clear of all Liens and other encumbrances, without the need for any further action by any Party or the applicable members of its Group and hereby waives, and shall cause the applicable members of its Group to waive, any ownership in the foregoing in favor of the Assignee Party if such assignment does not take effect immediately for any reason. The Assigning Party shall, and shall cause the applicable members of its Group to, execute any and all assignments and other documents necessary to perfect, register or record the Assignee Party’s right, title, and interest in, to and under such Intellectual Property. The Assigning Party further agrees to, and shall cause the applicable members of its Group to, execute all further documents and assignments and take all further actions as may be necessary to perfect the Assignee Party’s title to such Intellectual Property or to register such Assignee Party as the exclusive owner of any applicable registrable rights.

(d) Except as set forth in Section 4.1(a) and Section 4.1(b), the members of the Pluto Group, on the one hand, and the members of the Spinco Group, on the other hand, retain all right, title and interest in, to and under their respective Intellectual Property, and except as set forth in Section 4.2(a) and Section 4.2(b), no license or other right, express or implied, is granted to either Party or its Group with respect to the other Party’s or its Group’s Intellectual Property under this Agreement.

(e) The Parties agree that neither Party or its Group will remove any trademark or copyright notices, proprietary markings, trademarks or other indicia of ownership of the other Party or its Group from any materials of the other Party or its Group, except as required by the Separation Agreement.

Section 4.2 License Grants.

(a) Subject to Section 2.6 and the other terms and conditions of this Agreement, Pluto, on behalf of itself and the other members of the Pluto Group, hereby grants to Spinco and the other members of the Spinco Group a worldwide, non-exclusive, non-sublicensable, non-transferable (except as provided in Section 9.4), royalty-free and fully paid-up, limited license to use Intellectual Property to the extent licensable by the Pluto Group and used by the Pluto Group in connection with providing the Services, solely for the purpose of, and solely to the extent and for the duration required for, the Spinco Group to receive the Services during the Term.

(b) Subject to Section 2.6 and the other terms and conditions of this Agreement, Spinco, on behalf of itself and the other members of the Spinco Group, hereby grants to Pluto and the other members of the Pluto Group a worldwide, non-exclusive, non-sublicensable, non-transferable (except as provided in Section 9.4), royalty-free and fully paid-up, limited license to use Intellectual Property to the extent licensable by the Spinco Group solely for the purpose of, and solely to the extent and for the duration required for, the Pluto Group and its Subcontractors to provide the Services during the Term.

(c) The licenses granted in this Section 4.2 shall expire upon the earlier of the expiration of the Term or the end of the Service Period for the applicable Service subject to such license (or, if earlier, the date on which the Service subject to such license is terminated in accordance with this Agreement).

ARTICLE V

INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 5.1 Indemnification.

(a) Subject to the provisions of this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in, the Separation Agreement, the Business Combination Agreement or any other Ancillary Agreement, Pluto agrees to indemnify and hold harmless Spinco and the applicable members of the Spinco Group (collectively, the “Spinco Indemnified Parties”) from and against any and all Losses that any such Spinco Indemnified Party suffers or incurs to the extent resulting from (i) the gross negligence, fraud or willful misconduct of Pluto or any member of the Pluto Group in connection with this Agreement (including the provision of the Services) or (ii) a material breach by Pluto or any member of the Pluto Group of any covenant or agreement contained in this Agreement.

(b) Subject to the provisions of this Article V, and notwithstanding anything to the contrary in, and without limiting the indemnification provisions set forth in, the Separation Agreement, the Business Combination Agreement or any other Ancillary Agreement, Spinco agrees to indemnify and hold harmless Pluto and the applicable members of the Pluto Group (collectively, the “Pluto Indemnified Parties”) from and against any and all Losses that any such Pluto Indemnified Party suffers or incurs to the extent resulting from (i) the provision (or use by the Spinco Group) of the Services, except to the extent that such Losses result from (x) the gross negligence, fraud or willful misconduct of Pluto or any member of the Pluto Group in connection with this Agreement (including the provision of the Services) or (y) a material breach by Pluto or any member of the Pluto Group of any covenant or agreement contained in this Agreement, or (ii) a material breach by Spinco or any member of the Spinco Group of any covenant or agreement contained in this Agreement.

Section 5.2 Indemnification Procedures. Subject to the provisions of this Article V, Sections 4.04, 4.05, 4.06, 4.07, 4.08 and 4.10 of the Separation Agreement shall govern, mutatis mutandis, claims for indemnification under this Article V.

Section 5.3 Sole Remedy/Waiver. From and after the Effective Date, recovery pursuant to this Article V shall constitute the Parties’ sole and exclusive remedy for any and all Losses relating to or arising from this Agreement and the transactions contemplated hereby, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state, local or foreign Law that any Party may have against the other Party in respect of any breach of this Agreement; provided, however, that the foregoing shall not deny (a) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement or applicable Law or (b) any Party or its Affiliates any remedies under the Business Combination Agreement, the Separation Agreement or any other Ancillary Agreement, and the foregoing shall not interfere with or impede the resolution of disputes pursuant to Article VIII.

Section 5.4 Mitigation; Limitation on Liability.

(a) Mitigation. The common law principles of the State of Delaware with respect to the mitigation of damages shall apply to this Agreement.

(b) Limitation of Liability for Service Noncompliance. Notwithstanding anything to the contrary herein or in the Separation Agreement, the Business Combination Agreement or any other Ancillary Agreement, Pluto’s maximum liability to, and (except with respect to claims seeking specific performance or other equitable relief) the sole remedy of, Spinco for Service Noncompliance shall be the sum of (i) a refund of the aggregate amount of Service Fees actually paid to Pluto under this Agreement for the applicable Service and (ii) (A) if Spinco performs the applicable Service itself, Spinco’s incremental cost of performing such Service itself or (B) if Spinco obtains the applicable Service from a third party, Spinco’s incremental cost of obtaining such Service from such third party; provided that, in each case, Spinco shall exercise its commercially reasonable efforts under the circumstances to minimize the cost of any such alternatives to the applicable Service by selecting the most reasonably available cost-effective alternatives which provide the functional equivalent of the Service being replaced. Spinco agrees that the receipt by any member of the Spinco Group of the Services shall be an unqualified acceptance of, and a waiver by, Spinco and the members of the Spinco Group of its and their rights to assert any claim with respect to Service Noncompliance unless Spinco gives written notice of such Service Noncompliance to Pluto within the later of (i) forty-five (45) days after the date on which Spinco became aware of the facts, events, occurrences or circumstances underlying such claim or (ii) seventy-five (75) days after receipt of the applicable Service by Spinco or the applicable member of the Spinco Group; provided that in no event shall Spinco be entitled to give notice of Service Noncompliance more than twelve (12) months after receipt of the applicable Service by any member of the Spinco Group.

(c) General Limitation of Liability. Notwithstanding anything to the contrary contained herein, except for gross negligence, fraud or willful misconduct, in no event shall the Pluto Group’s liability for any claim under Section 5.1 or otherwise in connection with this Agreement or the Services exceed the aggregate Service Fees (and Cost-Plus Charges and, if applicable, Extension Charges thereon), paid in respect of the twenty-four (24) calendar month period prior to the date on which the event giving rise to the claim occurred (or, (i) if such event occurred prior to the second anniversary of the Effective Date and after the first anniversary of the Effective Date, the Service Fees (and Cost-Plus Charges thereon) paid in respect of the twelve (12) calendar month period prior to the date on which such event occurred multiplied by two (2) and (ii) if such event occurred prior to the first anniversary of the Effective Date, the Services Fees (and Cost-Plus Charges thereon) paid in respect of the month prior to the date on which such event occurred multiplied by twelve (12)).

(d) Special Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE SEPARATION AGREEMENT, THE BUSINESS COMBINATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS SUFFERED OR SIMILAR ITEMS (INCLUDING LOSS OF REVENUE, INCOME OR PROFITS, DIMINUTION OF

VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY), OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRIC APPROACHES, BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, LOST PROFITS OR SIMILAR ITEMS, OR DAMAGES CALCULATED ON MULTIPLES OF EARNINGS OR OTHER METRIC APPROACHES TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 5.4(D).

(e) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS AND THAT PLUTO AND THE MEMBERS OF THE PLUTO GROUP MAKE NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY FIRMWARE, SOFTWARE OR HARDWARE PROVIDED OR USED HEREUNDER, AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE, AND ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidentiality. The confidentiality obligations of the Parties and their respective Groups with respect to disclosures of information hereunder shall be governed, mutatis mutandis, by Section 6.08, Section 6.09 and Section 6.10 of the Separation Agreement.

ARTICLE VII

TERM; TERMINATION

Section 7.1 Term. The term of this Agreement (the “Term”) will commence on the Effective Date and end on the earlier to occur of (a) the last date on which Pluto is obligated to provide any Service to the Spinco Group pursuant to this Agreement, (b) the termination of this Agreement pursuant to Section 7.2 and (c) the mutual written agreement of the Parties to terminate this Agreement (and all Services hereunder) in its entirety.

Section 7.2 Termination. Either Party (the “Non-Breaching Party”) may (subject to Section 2.2) terminate this Agreement at any time upon prior written notice to the other Party (the “Breaching Party”) if the Breaching Party has materially breached or materially failed (other than pursuant to Section 9.14) to perform any of its covenants or agreements under this Agreement, and such breach or failure shall have continued without cure for a period of forty-five (45) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate this Agreement; provided that non-payment by the Spinco Group for a Service provided by the Pluto Group in accordance with this Agreement shall be deemed a material breach of and material failure to perform Spinco’s covenants and agreements for purposes of this Agreement if such non-payment is not cured within thirty (30) days following receipt of notice thereof.

Section 7.3 Effect of Termination. Upon the expiration or termination of this Agreement pursuant to this Article VII, this Agreement shall cease to have further force and effect, and neither Party shall have any liability or obligation to the other Party with respect to this Agreement; provided that:

(a) termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued as of the effective date of such termination or expiration, as applicable, or which may arise out of or in connection with such termination or expiration (including any Out-of-Pocket Costs); and

(b) Article I (Definitions), Section 2.7 (Transition Representatives), Section 2.9 (Independent Contractor), Section 4.1 (Ownership of Intellectual Property), Article V (Indemnification and Limitation of Liability), Article VI (Confidentiality), this Section 7.3 (Effect of Termination), Article VIII (Dispute Resolution) and Article IX (Miscellaneous) shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Dispute Resolution. The Parties shall attempt to resolve any dispute arising out of or in connection with this Agreement or the transactions contemplated hereby as follows:

(a) The Parties shall cooperate in good faith to resolve all disputes on a local level, through their respective Service Functional Leads and Transition Representatives, and shall use commercially reasonable efforts to initiate such efforts within five (5) Business Days after receipt of notice of any such dispute. If such Service Functional Leads and Transition Representatives are unable to resolve the dispute within fifteen (15) Business Days, either Party may refer the dispute for resolution to the Senior Managers upon notice to the other Party.

(b) Within five (5) Business Days of a notice under Section 8.1(a) referring a dispute for resolution by the Senior Managers, each Party’s Transition Representative (or other employees) shall prepare and provide to its Senior Manager summaries of the relevant information and background of the dispute, along with any appropriate supporting documentation. The Senior Managers will confer as often as they deem reasonably necessary in order to gather and exchange information, discuss the dispute and negotiate in good faith in an effort to resolve the dispute without the need for any formal proceedings.

(c) If the Parties are not able to resolve any dispute through the escalation process set forth in Section 8.1(a) or Section 8.1(b) within thirty (30) days after the receipt by a Party of a notice under Section 8.1(a) referring such dispute to the Senior Managers, then either Party shall have the right to refer such dispute to mediation by providing written notice to the other Party in accordance with procedures set forth in Section 7.02(b) of the Separation Agreement, and, following compliance with such procedures, may submit such dispute to any court of competent jurisdiction in accordance with Section 7.03 and Section 7.04 of the Separation Agreement, which Sections 7.02(b), 7.03 and 7.04 shall apply mutatis mutandis to this Article VIII.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the national mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other internationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to Pluto, to:

Pluto Inc.

235 East 42nd Street

New York, New York 10017

Attention: General Counsel

[Email: [●]]

If to Spinco, to:

Spinco

[Address]

Attention: [●]

[Email: [●]]

or to such other address or addresses as the Parties may from time to time designate in writing by like notice.

Section 9.2 Amendments and Waivers. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification; provided that any Exhibit or Schedule to this Agreement may be amended, supplemented or modified from time to time (for clarity, without the need for a formal written amendment signed by the Parties) to reflect changes agreed by the Parties’ respective Transition Representatives in accordance with the terms of this Agreement and the Transition Plan (including to reflect changes in the provision of the Services pursuant to Section 2.3, the addition of Omitted Services pursuant to Section 2.4 or changes to the Service Fees pursuant to Section 2.3, Section 2.4, Section 2.6 or Section 3.1(e)).

Section 9.3 Governing Law Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement and all Actions (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing Law other than the Law of the State of Delaware.

(b) Subject to the provisions of Article VIII, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court and (v) consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(C).

Section 9.4 Assignment; Parties in Interest.

(a) Except as provided in Section 9.4(b) and Section 9.4(c), neither Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party. Any attempted assignment or delegation in breach of this Section 9.4 shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any rights or remedies under or by reason of this Agreement, except for the indemnification rights under this Agreement of any Pluto Indemnified Party or Spinco Indemnified Party in their respective capacities as such (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

(b) Either Party may assign its rights and obligations under this Agreement to one or more members of its Group without the other Party’s consent; provided that such member remains at all times during the Term a member of such Party’s Group; provided, further, that no such assignment shall release such Party from its obligations under this Agreement.

(c) Pluto shall have the right to assign this Agreement or any rights or obligations under this Agreement (i) to any Subcontractor; provided that no such assignment shall release Pluto from its obligations under this Agreement, and (ii) to any third party in connection with the sale, transfer or other disposal by Pluto or any of its Affiliates of businesses or operations that provide Services under this Agreement.

Section 9.5 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 9.6 Entire Agreement; Conflicting Agreements.

(a) This Agreement, the other Ancillary Agreements, the Separation Agreement and the Business Combination Agreement, including any related annexes, Exhibits and Schedules, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

(b) In the event of any inconsistency between this Agreement and any Exhibit or Schedule hereto with respect to any applicable Service, this Agreement shall control with respect to such Service unless explicitly provided for otherwise in such Exhibit or Schedule. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter hereof, and the Separation Agreement shall control with respect to all other matters.

Section 9.7 Severability. If any provision of this Agreement, or the application of any provision to any Person or circumstance, is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 9.8 Specific Performance. Subject to the provisions of Article VIII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss hereunder and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 9.9 No Set-Off. Except as expressly provided in this Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of its Group shall have any right of set-off or other similar rights with respect to any amount required to be paid under this Agreement by such Party or such member of its Group, on the one hand, to the other Party or any member of such other Party’s Group, on the other hand.

Section 9.10 Waivers of Default. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.11 Interpretation.

(a) Unless the context of this Agreement otherwise requires:

(i) (A) words of any gender include each other gender and neuter form; (B) words using the singular or plural number also include the plural or singular number, respectively; (C) derivative forms of defined terms will have correlative meanings; (D) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement; (E) the terms “Article,” “Section,” “Exhibit,” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of this Agreement and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the Section or subsection in which the reference occurs; (F) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (G) the word “or” shall be disjunctive but not exclusive; and (H) the word “from” (when used in reference to a period of time) means “from and including” and the word “through” (when used in reference to a period of time) means “through and including”;

(ii) references to any federal, state, local, or foreign statute or Law shall (A) include all rules and regulations promulgated thereunder and (B) be to that statute or Law as amended, modified or supplemented from time to time; and

(iii) references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(e) The terms “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f) All monetary figures shall be in United States dollars unless otherwise specified.

Section 9.12 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party or member of such Party’s Group or any of its or their Subcontractors, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 9.13 Affiliate or Group Status. To the extent that a Party is required hereunder to take certain action with respect to entities designated in this Agreement as such Party’s Affiliates or members of such Party’s Group, such obligation shall apply to such entities only during such period of time that such entities are Affiliates of such Party or members of such Party’s Group, as applicable. To the extent that this Agreement requires an Affiliate of a Party or a member of a Party’s Group to take or omit to take any action, such obligation includes the obligation of such Party to cause such Affiliate or member of its Group to take or omit to take such action.

Section 9.14 Force Majeure. Except for payment of amounts due, neither Party shall be liable for any failure to perform or any delay in performing, and neither Party shall be deemed to be in breach or default of any of its covenants, agreements or obligations set forth in this Agreement, if, to the extent and for so long as such failure, delay, breach or default is due to any force majeure, including but not limited to natural disasters, pandemics or other weather-related or natural conditions, the commencement, occurrence, continuation or intensification of any war (whether or not declared), sabotage, armed hostilities, civil unrest, military attacks or acts of terrorism (including cyberattack or otherwise) or declaration of national emergency, civil disturbance, strike, lockout, slowdown, riot, energy shortage, embargo, acts of any Governmental Authority, systems failure, malfunction or disruption, internet, electrical, power or other utilities failure, malfunction or disruption, or any other event, cause or occurrence beyond its reasonable control (a “Force Majeure”). In the event of any such Force Majeure, the affected Party’s covenants, agreements and obligations under this Agreement that are excused under this Section 9.14 shall be postponed for such time as its performance is suspended or delayed on account thereof; provided that each Party shall use commercially reasonable efforts to minimize the effect of any such event. Such Party will promptly notify the other Party in writing upon learning of the occurrence of any such event. Upon the cessation of such event, the affected Party will use commercially reasonable efforts to resume its performance with the least practicable delay. For clarity, in the event of any such suspension or delay, the period for performance shall be extended for a period equal to the time lost by reason of such suspension or delay.

Section 9.15 Local Country Agreements. Where required by Pluto or Spinco to comply with applicable Law with respect to a country in connection with this Agreement, or as otherwise mutually agreed by the Parties, each Party shall cause the applicable member of its Group to enter into a local country agreement (“LCA”) substantially in the form set forth in Exhibit D, with respect to such jurisdiction and solely to the extent necessary to provide for such compliance. Notwithstanding the foregoing, each of the Parties shall cause the applicable members of their respective Groups receiving or providing Services in such countries to comply with this Agreement. Each Party shall be fully responsible and liable for all obligations of the members of its Group under an LCA (unless otherwise expressly set forth therein) and shall have the right to enforce this Agreement (including the terms of all LCAs) on behalf of each member of its Group that enters into an LCA, and to assert all rights and exercise and receive the benefits of all remedies of each such member of its Group hereunder, to the same extent as if such Party were such member of its Group. For clarity, the amounts paid pursuant to this Agreement and any LCA shall apply in aggregate across this Agreement and the LCAs. Pluto shall have no right to receive payment more than once for the same Service Fee or other cost or expense.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

PFIZER INC.

By:
Name:
Title:

UPJOHN INC.

By:
Name:
Title: